Exhibit 99.2

JOINDER AGREEMENT

This JOINDER AGREEMENT (the “Joinder”) is dated as of November 6, 2015 by and among Group 42, Inc., a Delaware corporation, Paul A. Bell, BLR Partners LP, a Texas limited partnership, BLRPart, LP, a Texas limited partnership, BLRGP Inc., a Texas corporation, Fondren Management, LP, a Texas limited partnership, FMLP Inc., a Texas corporation, The Radoff Family Foundation and Bradley L. Radoff (collectively, the “Existing Members”) and Pete J. Dickerson, Michael Keane, and Joshua E. Schechter (the “New Members”).

WHEREAS, the Existing Members are parties to that certain Joint Filing and Solicitation Agreement dated as of September 25, 2015 (the “Agreement”), pursuant to which the Existing Members formed a “group” (as contemplated by Section 13(d) of the Securities Exchange Act of 1934, as amended) for the purposes of seeking substantive representation on the Board of Directors of VAALCO Energy, Inc. (the “Company”) and communicating with the Board of Directors, management and other stockholders of the Company with respect to the Company’s operating results, business strategy, cost and capital allocation, governance and the exploration of strategic alternatives, including a sale of the Company, recapitalization or other strategic transaction, and for the purpose of taking all other action necessary or desirable to achieve the foregoing; and

WHEREAS, the New Members desire to join the group formed by the Existing Members.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements of the parties herein contained, the parties hereby agree as follows:

1. Effective immediately, the New Members are joined as a party to the Agreement.

2. The New Members agree to be bound by the terms of the Agreement, the terms of which are incorporated herein and made a part hereof.

3. This Joinder may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

[Signature page on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Group 42, Inc.

By:	/s/ Paul A. Bell
	Name:	Paul A. Bell
	Title:	President and Chief Executive Officer

/s/ Paul A. Bell
Paul A. Bell

BLR Partners LP

By:	BLRPart, LP General Partner

By:	BLRGP Inc. General Partner

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

BLRPart, LP

By:	BLRGP Inc. General Partner

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

BLRGP Inc.

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

Fondren Management, LP

By:	FMLP Inc. General Partner
By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

FMLP Inc.

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Sole Director

The Radoff Family Foundation

By:	/s/ Bradley L. Radoff
	Name:	Bradley L. Radoff
	Title:	Director

/s/ Bradley L. Radoff
BRADLEY L. RADOFF Individually and as attorney-in-fact for Pete J. Dickerson, Michael Keane, and Joshua E. Schechter